UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  March 24, 2008

METABOLIX, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-33133	04-2729386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Erie Street, Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 583-1700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 24, 2008, Metabolix, Inc. announced that Joseph Hill has been appointed the Company’s Chief Financial Officer effective April 8, 2008.  Mr. Hill will serve as the Company’s principal financial officer.

Mr. Hill, age 45, has more than twenty years of professional experience in finance, including more than fifteen years of experience at the executive level. Most recently, since 2004 Mr. Hill served as Senior Vice President, Chief Financial Officer at Amicas, Inc., the leading independent provider of radiology image and information management solutions.  Prior to that, from 2003 to 2004 he was Vice President and Chief Financial Officer at Dirig Software, a privately held provider of application performance management software systems. Mr. Hill previously served from 2000 to 2003 as Vice President, Chief Financial Officer, and Director of Maconomy, a publicly traded provider of web-based business management solutions with more than 70,000 users worldwide.  Mr. Hill has a B.S. from Bryant College and an M.S.F. from Bentley College.

On March 21, 2008, the Company entered into a one-year employment agreement with Mr. Hill, under which Mr. Hill will receive a base salary of $220,000 per year and a signing bonus of $20,000.  Mr. Hill will be eligible to receive a performance bonus of up to 120% of his base salary, depending on the Compensation Committee’s assessment of achievement of individual and Company goals, with a target of 60% of base salary if performance goals are met. Mr. Hill will be granted a stock option for the purchase of 50,000 shares of the Company’s common stock at the commencement of his employment.  Six months after the commencement of his employment Mr. Hill will be granted another option for 25,000 shares. Each option will have an exercise price equal to the fair market value per share of the Company’s common stock at the date of grant and will vest in equal quarterly installments over a period of four years from the grant date.

If during the term of the agreement Mr. Hill’s employment is terminated without cause or he terminates his employment for good reason (as defined in the agreement), Mr. Hill will be entitled to severance of 12 months base salary and payment of COBRA premiums, provided that he signs and does not revoke a general release.  Mr. Hill will also be entitled to severance of 12 months base salary and payment of COBRA premiums if the agreement is not renewed by the Company, unless Mr. Hill’s employment continues after such expiration. The agreement also provides that if Mr. Hill’s employment is terminated after a change of control of the Company, then in addition to the severance benefit, the vesting of all unvested equity will be accelerated.  Mr. Hill has also entered the Company’s standard Employee Noncompetition, Confidentiality and Inventions Agreement.

Other than the Employment Agreement and the Employee Noncompetition, Confidentiality and Inventions Agreement which the Company entered into with Mr. Hill, there is no arrangement or understanding pursuant to which Mr. Hill was selected as Chief Financial Officer and there are no family relationships between Mr. Hill and the other directors or executive officers of the Company. Since the beginning of the Company’s last fiscal year Mr. Hill has not had any transactions or currently proposed transactions with the Company in which Mr. Hill was or is to be a participant in amounts greater than $120,000 and in which any related person had or will have a direct or indirect material interest.

A press release issued by the Company on March 24, 2008 regarding the foregoing is attached hereto as Exhibit 99.1.

The Employment Agreement is filed as Exhibit 10.1 to this report on Form 8-K.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated March 21, 2008 between the Company and Joseph Hill

99.1	Press Release, dated March 24, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METABOLIX, INC.

Date March 24, 2008	By:	/s/ Richard P. Eno
Richard P. Eno
President and
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated March 21, 2008 between the Company and Joseph Hill

99.1	Press Release, dated March 24, 2008